Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2702776
State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

21255 Califa Street

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Zenith National Insurance Corp. 2007 Employee Stock Purchase Plan

(Full Title of the Plan)

Michael E. Jansen

Zenith National Insurance Corp.

21255 Califa Street

Woodland Hills, California 91367

(Name and Address Of Agent For Service)

(818) 713-1000

(Telephone Number, Including Area Code, Of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $1.00 per share	500,000	$48.52	$24,260,000	$744.78

(1)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high ($48.80) and low ($48.23) sale prices for a share of common stock, par value $1 per share, of Zenith National Insurance Corp. (“Common Stock”) on the New York Stock Exchange on June 4, 2007. The Registration Fee was calculated based on $30.70 per $1 million of Agggregate Offering Price in accordance with the current Securities and Exchange Commission Fee Schedule.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Zenith National Insurance Corp. (“Zenith”) hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

A)  Current Report on Form 8-K filed February 16, 2007;

B)  Annual Report on Form 10-K for the year ended December 31, 2006 filed February 16, 2007;

C)  Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders filed April 5, 2007;

D)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed April 23, 2007;

E)  Current Report on Form 8-K filed May 24, 2007; and

F)  The description of the Common Stock which is contained in Zenith’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on July 15, 1987, which incorporates such description from Zenith’s Registration Statement No. 33-1431 filed with the Commission pursuant to the Securities Act on November 8, 1985, as amended by Amendment No. 1 thereto filed with the Commission on November 21, 1985.

All documents subsequently filed by Zenith pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports furnished on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement.  Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise.   The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.  Zenith’s certificate of incorporation and by-laws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation.  Zenith maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of the policies

Item 7.          Exemption from Registration Claimed.

Not Applicable.

Item 8.          Exhibits.

Exhibit No.	Description
4.1	Zenith National Insurance Corp. 2007 Employee Stock Purchase Plan

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of the Registration Statement)

Item 9.             Undertakings.

(A)                              The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)                                That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 pursuant to the Securities Act of 1933;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)                               the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)                              any other communication that is an offer in the offering made by the Registrant to the purchaser.

(C)                                The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)                               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodland Hills, State of California, on this 5th day of June, 2007.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Stanley R. Zax
Stanley R. Zax
Chairman of the Board and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stanley R. Zax his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on June 5, 2007.

/s/ Stanley R.Zax	Chairman of the Board, President and
Stanley R. Zax	Director (Principal Executive Officer)

/s/ Kari L. Van Gundy	Senior Vice President and Chief Financial
Kari L. Van Gundy	Officer (Principal Accounting Officer)

/s/ Max M. Kampelman	Director
Max M. Kampelman

/s/ Robert J. Miller	Director
Robert J. Miller

/s/ Leon E. Panetta	Director
Leon E. Panetta

/s/ Catherine B. Reynolds	Director
Catherine B. Reynolds

/s/ Alan I. Rothenberg	Director
Alan I. Rothenberg

/s/ William S. Sessions	Director
William S. Sessions

/s/ Gerald Tsai, Jr.	Director
Gerald Tsai, Jr.

/s/ Michael Wm. Zavis	Director
Michael Wm. Zavis

EXHIBIT INDEX

Exhibit No.	Description
4.1	Zenith National Insurance Corp. 2007 Employee Stock Purchase Plan

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of the Registration Statement)